Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
(As of December 31, 2023)

Name	State or Country of Organization
Howmet Aerospace Inc.	Delaware
Howmet Domestic LLC	Delaware
Howmet Securities LLC	Delaware
Howmet International Inc.	Delaware
Howmet Holdings Corporation	Delaware
Howmet Castings & Services, Inc.	Delaware
Howmet Corporation	Delaware
Howmet International Holding Company LLC	Delaware
Howmet Luxembourg S.à r.l.	Luxembourg
Howmet Holdings Limited	United Kingdom
Howmet-Köfém Kft	Hungary
Howmet Global Treasury Services S.a.r.l.	Luxembourg
FR Acquisitions Corporation Europe Limited	United Kingdom
Howmet Europe Commercial SAS	France
Cordant Technologies Holding Company	Delaware
Howmet Global Fastening Systems Inc.	Delaware
FR Acquisition Corporation (US), Inc.	Delaware
JFB Firth Rixson Inc.	Delaware

The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as that term is defined in Regulation S-X under the Securities Exchange Act of 1934.